Exhibit 10.1

[*Some pricing information has been omitted from this agreement in connection with a request for confidential treatment.  The omitted information has been filed separately with the Securities and Exchange Commission as part of the request for confidential treatment.  The omitted information is indicated by a blank and marked with an asterisk.]

POTASH SUPPLY AGREEMENT

This POTASH SUPPLY AGREEMENT (“Supply Agreement”) is dated as of October 18, 2012.

BETWEEN:

PROSPECT GLOBAL RESOURCES INC. a corporation limited by shares incorporated under the laws of Nevada, United States of America (“Prospect”), and AMERICAN WEST POTASH LLC, a limited liability company under the laws of Delaware, United States of America (“AWP”, Prospect and AWP are collectively referred to as “Seller”);

AND:

SICHUAN CHEMICAL INDUSTRY HOLDING (GROUP) CO., LTD, a limited liability company under the laws of Peoples Republic of China (“Buyer”).

Buyer and Seller are hereinafter referred to collectively as the “Parties” and each a “Party”.

WHEREAS:

A.                                   Prospect is the owner and operator of a developmental Potash project in the Holbrook Basin of eastern Arizona in the United States and plans to design, construct and manage a world class Potash facility (the “Project”) .

B.                                     AWP is a development stage company engaged in the development of a potash mine and an indirectly 100% subsidiary of Prospect.

C.                                     Seller wishes to sell to Buyer and its nominee(s), and Buyer wishes to purchase from Seller, either directly or through its nominee(s), Potash for a period of ten (10) years following the Initial Production Date (as hereinafter defined) on the terms and conditions set forth in this Supply Agreement; and

D.                                    This Supply Agreement has been approved by the Board of the Seller and the board of directors of the Buyer.

NOW, THEREFORE, for valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto stipulate, covenant and agree as follows:

ARTICLE I.DEFINITIONS

1.1                                                         For purposes of this Supply Agreement unless the context otherwise requires, the following definitions apply:

“30 Day Average Comparable Price” has the meaning specified in Section ARTICLE V(b);

“Affiliate” of any Person means any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person.  A Person will be deemed to control another Person if the controlling Person is the beneficial owner of greater than 20% or more of any class of voting securities (or other voting or equity interests) of the controlled person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of capital stock, by contract or credit arrangement, as trustee or executor, or otherwise;

“Annual Minimum Amount” has the meaning specified in Section 2.1;

“Arrival Inspection” has the meaning specified in Section ARTICLE XII(b);

“Asia ex PRC” means Asia except for the PRC;

“Benchmark Price” means the import price per tonne of Potash in the PRC derived from the Negotiation;

“Board” has the meaning specified in Section 7.3:

“Breaching Party” has the meaning specified in Section 7.2(a)(i);

“Business Day” means any day other than a Saturday, Sunday or any day on which banks are generally not open for business in Hong Kong, the PRC or New York City, New York, USA;

“Buyer” has the meaning specified in the introduction of this Supply Agreement and for the purpose of purchasing Potash under this Supply Agreement shall include nominees of Sichuan Chemical Industry Holding (Group) Co Ltd.;

“Buying Period” means such period for which the most recently negotiated import price per tonne of Potash purchased by Sinochem from Canpotex shall apply as set forth in the publication of any press releases by Sinochem or as disclosed in major fertilizer trade publications, such as, for the purpose of illustration and not limitation, Fertecon, Green Markets, FMB and Sinofi;

“Canpotex” means Canpotex Limited and/or its subsidiaries;

“Change Notice” has the meaning specified in Section 7.3;

“Change of Control” has the meaning specified in Section 7.3;

“Changing Party” has the meaning specified in Section 7.3;

“China Optimum Granular Price” means the Benchmark Price per tonne of granular Potash imported into the PRC for a Buying Period, assuming delivery to a port in the PRC on CFR terms (or other trade terms in the future jointly determined by Sinochem and Canpotex) less (a) Costs of Shipping; and (b) any rebate, discount, commission and dispatch money or any similar or related rebate or discount of any nature in any form (as illustration,                                 *);

“China Optimum Standard Price” means the Benchmark Price per tonne of standard potash imported into the PRC for a Buying Period, assuming delivery to a port in the PRC upon CFR terms (or other trade and pricing terms in the future jointly determined by Sinochem and Canpotex) less (a) Costs of Shipping; and (b) any rebate, discount, commission and dispatch money or any similar or related rebate or discount of any nature in any form (as illustration,                                 *);

“China Port Selling Price” means the lowest price at which potash is sold to domestic distributors at a port in the PRC;

“CFR” has the meaning specified in INCOTERMS 2010;

“Comparable Price”  means the China Port Selling Price as adjusted so that such price reflects a sale of Potash on FOB basis, by deducting (a) any cost and expense incurred in the transport, shipment and import of the Potash, including but not limited to import duty, insurance, average storage cost at port of arrival, packing and unloading expenses, etc.;, (b) Costs f shipment and (c) any rebate, discount, commission and dispatch money or any similar or related rebated or discount of any nature in any form;

“Completion Date” has the meaning specified in Section 6.2(d);

“Confidential Information” has the meaning specified in Section 17.1;

“Consultant” has the meaning specified in Section 2.2(a);

“Costs of Shipment” means the costs of shipping for Potash from a Port of Shipment to a port of arrival in the PRC. For the purposes of developing a more precise procedure for calculating the Costs of Shipment as close to an actual shipping date as practicable, the Parties hereby agree that they will negotiate in good faith and execute a side letter no later than six (6) months before the Initial Production Date specifying the sources and procedures to be used to calculate the Costs of Shipment;

“Defective Potash” has the meaning specified in Section 6.2(a);

“Delivered” has the meaning specified in Section ARTICLE V(g) and “Deliver” and “Delivery” shall be interpreted accordingly;

“Event of Force Majeure” has the meaning specified in Section 10.1;

“Excess” has the meaning specified in Section 6.2(d);

“Exchange Act” has the meaning specified in Section 7.3:

“Expected Delivery Period” has the meaning specified in Section 2.3(b);

“FOB” has the meaning specified in INCOTERMS 2010;

“General Discount” means the sum of $        * per tonne of Potash;

“ICC” has the meaning specified in Section 12.1(f);

“Issuers” has the meaning specified in Section 12.1(d);

“Initial Production Date” means that date upon which Seller will have produced and sold an aggregate amount of 100,000 tonnes of Potash in a 45 consecutive day period, but in no event shall the Initial Production Date be later than the Long Stop Date provided that such Initial Production Date shall only be effective if the Seller shall have advised the Buyer of the Initial Production Date not less than three (3) months in advance of such Initial Production Date;

“HKIAC’ has the meaning specified in Section 23.2;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“LCs” has the meaning specified in Section 12.1;

“Long Stop Date” means 31 December 2015; provided, that if delays in completion of the Project make it unlikely that the Project will begin production of Potash by that date, the parties will negotiate in good faith to adjust the Long Stop Date to a new date;

“Losses” has the meaning specified in Section 8.1;

“Lowest Actual Chinese Import Price” has the meaning specified in Section 2.2(e);

“Lowest Actual Non-China Import Price” has the meaning specified in Section 2.2(e);

“Marketing Discount” means the sum of $        * per tonne for the first two (2) Years of the Term, the sum of $        * per tonne for the remaining eight (8) Years of the Term and the sum of $        * per tonne during any extensions of the term of this Supply Agreement;

“Negotiation” means the negotiation conducted for a Buying Period between Sinochem and Canpotex to determine the import price of Potash per tonne in the PRC which is organized by China Chamber of Commerce of Metals Minerals & Chemicals Importers & Exporters and implemented or conducted by Sinochem for the PRC;

“Non-Breaching Party” has the meaning specified in Section 7.2(a);

“Non-changing Party” has the meaning specified in Section 7.3;

“Parties” and “Party” has the meaning specified in the introduction of this Supply Agreement;

“Person” means an individual, limited or general partnership, corporation, trust, limited liability company, unincorporated organization, association, joint venture or a government or agency or political subdivision or instrumentality thereof;

“Port of Shipment” means either the Port of Stockton, California or the Port of Long Beach, California, as designated by the Buyer in a Sales Agreement;

“Potash” means granular potash and standard potash meeting the Specifications;

“PRC” means People’s Republic of China or China, and for the purpose of this Supply Agreement and any Sales Agreements, shall be exclusive of Hong Kong the Macao Special Administrative Region and Taiwan;

“Pre-loading Inspection” has the meaning specified in Section 6.1;

“Pre-Shipping Defective Potash” has the meaning specified in Section 6.2(a);

“Report” has the meaning specified in Section 2.2(a);

“Sales Agreement” has the meaning specified in Section 2.3(a);

“Shipping Advice” means the letter or form stating vessel name, voyage, loading quantity, date of departure, date of arrival, port of departure, and port of arrival, sent by the Seller to the Buyer informing that the shipment of the Potash ordered in a Sales Agreement is on its way to which a copy of bill of lading may, at the discretion of the Seller be attached;

“Shipment Schedule” has the meaning specified in Section 5.2;

“Shortfall” has the meaning specified in Section 6.2(d);

“Sinochem” means Sinochem Group and/or its subsidiaries;

“Specifications” means, in respect of granular Potash, KCL (GB6549-2011) and in respect of standard Potash, KCL (GB6549-2011) and those specifications set forth in Schedule B;

“Term” has the meaning specified in Section 7.1;

“tonnes” means metric tonnes;

“USA” means the United States of America;

“Volume Inspection” has the meaning specified in Section 6.1;

“Year” means a 12 month period which commences on 1 July and ends on 30 June, provided that; if the Initial Production Date is not 1 July, the first Year shall be such period of time as shall elapse between the Initial Production Date and first 30 June after the Initial Production Date even if such period is less than 12 months.

1.2                                                         All references to monetary amounts or “$” shall be a reference to United States Dollars.

ARTICLE II.SUPPLY AND PURCHASE OF THE PRODUCTS

2.1                                 Total Volume. Upon the terms and subject to the conditions of this Supply Agreement, Seller agrees to supply and sell to Buyer, and Buyer agrees to purchase from Seller not less than 500,000 tonnes (“Annual Minimum Amount”) and up to 1,000,000 tonnes of Potash each Year during the Term which Potash shall conform to the Specifications.

2.2                                 Prices.  The purchase price of all Potash purchased under this Supply Agreement shall be determined at the signing of each Sales Agreement and shall be calculated as follows:

(a)                                  The Parties shall engage a mutually selected independent and disinterested third-party (the “Consultant”) on the following basis:

ARTICLE III.it shall be an internationally recognized research or consulting firm with its global headquarters located outside of the PRC and maintains a permanent office in the PRC;

ARTICLE IV.it shall not have been a paid service provider to either Buyer or Seller or their respective Affiliates prior to the date of this Supply Agreement and,

ARTICLE V.it shall not have any significant business arrangement with any Person that sells more than 250,000 tonnes of Potash annually or purchases more than 250,000 tonnes of Potash annually.

The selection of the Consultant shall be made within 3 months prior to the Initial Production Date. Following the Consultant’s engagement by the Buyer and the Seller pursuant to the term of this Supply Agreement, the Buyer and Seller covenant and undertake to each other that they shall not retain or attempt to retain the Consultant to provide any other services to either of them or their respective Affiliates.  The fees of the Consultant shall be paid 50% each by Buyer and Seller.

For each Buying Period the Consultant shall determine and present to the Parties in a report its professional understanding of the China Optimum Granular Price and the China Optimum Standard Price (a “Report”).  The Parties agree to instruct the Consultant to prepare and deliver its first Report within 60 days after Initial Production Date and all subsequent Reports within 60 days after the Negotiation for each Buying Period.  The Parties agree to accept the China Optimum Granular Price and the China Optimum Standard Price as set forth in each Report for the purposes of calculating prices in this Section 2.2.

(a)                                  The Potash sold and purchased under this Supply Agreement and any Sales Agreement shall be at the China Optimum Granular Price and the China Optimum Standard Price (as it may be adjusted from time to time and in accordance with Sections 2.2(c) and (d)) less the General Discount and the Marketing Discount.

(b)                                 If at any time within a period of 30 days after the arrival of any vessel carrying a shipment of all or any portion of an order of Potash at the port of arrival in the PRC, the Buyer believes that the Comparable Price for granular Potash is lower than the China Optimum Granular Price as determined by the Report for the relevant period or the Comparable Price for standard Potash is lower than the China Optimum Standard Price as determined by the Report for the relevant period, Buyer shall be entitled to instruct the Consultant to assess whether the Comparable Price of Potash averaged over a 30 day period commencing day on the date on which after the relevant vessel arrives at the port of arrival (“30 Day Average Comparable Price”)  is lower than the China Optimum Granular Price or the China Optimum Standard Price (as the case may be).  The Parties shall procure that the Consultant forms his assessment of the applicable 30 Day Average Comparable Price and delivers his assessment within 60 days of the Buyer’s instructions.  If the Consultant confirms that the 30 Day Average

Comparable Price is lower than the China Optimum Granular Price or the China Optimum Standard Price (as the case may be), the price to be paid by the Buyer for the relevant shipment of Potash shall be based on the 30 Day Average Comparable Price as determined by the Consultant and the Seller shall be deemed to have sold such shipment of Potash to the Buyer at such 30 Day Average Comparable Price as determined by the Consultant less the General Discount and the Marketing Discount.  For the purpose of assessing whether the 30 Day Average Comparable Price is lower than the China Optimum Granular Price or the China Optimum Standard Price (as the case may be) where the China Port Selling Price is designated in Renminbi, the same shall be converted to US dollars at the middle rate of US dollars against Renminbi published by the People’s Bank of China on the day that the relevant shipment of Potash arrives at the port of arrival.  Where the Buyer has overpaid for any shipment due to an adjustment made pursuant to this Section 2.2(c), the Seller and Buyer shall agree to whether the overpaid amount shall be credited to the Buyer for a subsequent order or refunded to the Buyer.

(c)                                  The China Optimum Granular Price and China Optimum Standard Price determined in any Report (as may be adjusted in accordance with Sections 2.2(c) and (d)) shall apply for the calculation of the prices of Potash sold and purchased between Buyer and Seller until a new Report is presented by the Consultant.  If as a result of the pricing mechanism for fixing the Benchmark Price between Sinochem and Canpotex the China Optimum Granular Price and China Optimum Standard Price determined in any Report are retrospective or prospective for any Buying Period, then the Parties shall adjust the prices at which Potash purchased and sold under this Supply Agreement and any Sales Agreement when the actual China Optimum Granular Price and China Optimum Standard Price for the relevant period is determined and credit or additional payments shall be made by the Parties accordingly.

(d)                                 If the Benchmark Price cannot be determined and presented in any Buying Period, the Parties shall jointly engage the Consultant within 10 calendar days after the end of such Buying Period to determine (i) the lowest actual import price of Potash paid by any entity in the PRC market at a PRC port of arrival during such Buying Period and where such import price was based on FOB (adjust the same to CFR basis) and deduct (x) any rebate, discount, commission and dispatch money or any similar or related rebate or discount of any nature in any forms paid by exporter; and (y) the Costs f shipment (the “Lowest Actual Chinese Import Price”) and (ii) the lowest actual import price of Potash paid by an entity globally, excluding the PRC market, at a port of arrival outside the PRC in such Buying Period and where such import price was based FOB adjust the same to a CFR basis)  and deduct (a)  any rebate, discount, commission and dispatch money or any similar or related rebate or discount of any nature in any forms paid by an exporter); and (b) the costs f shipment for the transport of the relevant shipment from the Port of Shipment to the relevant port of arrival (the “Lowest Actual Non-China Import Price”). The purchase price of Potash to be paid by Buyer to Seller in such Buying Period shall be adjusted to the lower of the Lowest Actual Chinese Import Price and the Lowest Actual Non-China Import Price, less the General Discount and the Marketing Discount.

(e)                                  Where any Potash ordered by the Buyer is intended for resell or distribution anywhere in Asia ex PRC, the Buyer shall advise the Seller of the intended location of the resale or distribution and the Parties shall negotiate in good faith and on sound commercial principles and use their best endeavors to reach an agreement on a purchase price for such Potash which price must not be higher than the price at which the Seller sells Potash to any Person who intends to resell such Potash anywhere in Asia ex PRC).  The Seller undertakes not to sell Potash to any direct customer in Asia ex PRC at a price which is lower than the price at which the Buyer sells Potash in Asia ex PRC. Seller shall not grant any Person an exclusive right to sell or distribute Seller’s Potash in any jurisdiction in Asia ex PRC.

2.3                                 Orders and Delivery.

The Potash purchased by Buyer under this Supply Agreement will be sold and Delivered in accordance with a sales contract to be signed by the Parties, the agreed form of which is attached hereto as Schedule “A” (the “Sales Agreement”).

(f)                                    The Sales Agreement must be in the form attached and may only be varied upon mutual agreement of the Parties.  Each Sales Agreement shall state the date or range of dates on which the Buyer expects such shipment of Potash to which the Sales Agreement relates, is expected to be delivered (the “Expected Delivery

Period”).  The Seller must sign the Sales Agreement within three (3) Business Day of the receipt of a Sales Agreement signed by the Buyer.  The Seller covenants and undertakes that it will not refuse to sign any Sales Agreement delivered by the Buyer, provided that the quantity of Potash under the finalized and signed Sales Agreement is plus or minus 20 percent of the quantity stated in the Shipment Schedule under Section 5.2.

(g)                                 A shipment of Potash to Buyer will have been deemed to have been Delivered to Buyer when Potash conforming to the Specifications and the terms of the relevant Sales Agreement is loaded on board the Buyer’s designated shipping vessel at the Port of Shipment designated in the Sales Agreement for such shipment during the Expected Delivery Period (“Delivered”). Buyer shall have the right to designate the shipper of its choice and at its own arrangement and expenses.  The Seller shall advise the Buyer of the exact date of delivery of the shipment to the Port of Shipment during the Expected Delivery Period in writing within 3 Business Days before actual arrival of the cargo at the Port of Shipment. The Seller shall also send to the Buyer the Shipping Advice within three (3) days after the ship onto which the order is loaded has departed from the Port of Shipment.

(h)                                 If Buyer has made orders during a Year for the Annual Minimum Amount in full, but Seller fails to supply the Annual Minimum Amount in full for any reason the Seller shall, in addition to any late loss, costs, damages and other compensation that the Seller shall be obligated to pay to the Buyer under this Supply Agreement or any Sales Agreement, indemnity and pay to the Buyer all of the Buyer’s loss, costs, damages and expenses arising and accruing from such failure, including but not limited to any costs, damages and expenses incurred by the Buyer in defending or settling any claims, demands, law suits or other proceedings on a full indemnity basis, within 30 days after the end of the relevant Year.

2.4                                 Annual Minimum Amount Guarantee.

Subject to subsection 2.4(b), if the Buyer fails to purchase the Annual Minimum Amount from Seller during a Year, Buyer shall, within 30 days after the end of the relevant Year, purchase an amount of Potash which equals the difference between the Annual Minimum Amount and the amount of Potash actually purchased during the relevant Year, and the Seller shall sell and ship such amount to Buyer in accordance with Buyer’s shipping instructions.

(i)                                     The Buyer’s obligation to purchase the Annual Minimum Amount each year shall be subject to the following:

if any shipment of Potash delivered by the Seller is rejected by the Buyer in accordance with Section 6, the quantity of such rejected shipment(s) will, notwithstanding the rejection, be included in and counted towards the Annual Minimum Amount;

ARTICLE VI.if the delivery of any shipment of Potash ordered by the Buyer is delayed so as to the entitle the Buyer to terminate the Sales Agreement to which such shipment relates, the quantity stated in such terminated Sales Agreement shall be included in and counted towards the Annual Minimum Amount;

ARTICLE VII.if the Initial Production Date does not coincide with the commencement of a Year, the Annual Minimum Amount for the first Year shall be pro-rated for the period from the Initial Production Date to the commencement date of the first Year.

ARTICLE VIII.RESALE RESTRICTION

ARTICLE IX.The Buyer may not resell Potash purchased under this Supply Agreement or any Sales Agreement outside of Asia.  The Parties acknowledge and agree that damages alone shall not be sufficient compensation for a breach of this provision and the Seller, in addition to any claim for damages, shall be entitled to injunctive or other equitable relief for breach by the Buyer of this provision.

ARTICLE X.EXCLUSIVITY

4.1                                          During the Term, the Buyer shall have the sole and exclusive right to sell or distribute Potash purchased from the Seller in the PRC and Seller shall not sell, market or distribute or agree to sell, market or distribute any Potash, either directly or indirectly, to any Person located in the PRC, who, after due inquiry, the Seller knows or ought to know would resell the Potash so purchased, whether directly or indirectly into the PRC or elsewhere by transshipment through the PRC ports, without the prior written consent of Buyer which consent may be given or withheld or subject to terms and conditions as may be determined at the sole discretion of the Buyer.

4.2                                 The Parties acknowledge and agree that damages alone shall not be sufficient compensation for a breach of this provision and the Buyer, in addition to any claim for damages, shall be entitled to injunctive or other equitable relief for breach by the Seller of this provision.

ARTICLE XI.SHIPMENT SCHEDULE

5.1                                                                           The Parties will use all reasonable efforts to cooperate with each other in connection with forecasting, ordering and delivery procedures for shipment of Potash to be purchased by Buyer.

5.2                                                                           Buyer will provide a rolling twelve (12) month forecast of demand for Potash to be purchased by Buyer for the relevant Year every three months (the “Shipment Schedule”). This initial forecast will be provided by Buyer within 30 days after the Initial Production Date.  Seller shall notify Buyer in writing of the Initial Production Date within five (5) Business Days of the Initial Production Date. Failure by the Seller to issue such notice to the Buyer shall constitute a breach of this Supply Agreement. The Parties agree and confirm that each Sales Agreement will be signed according to the Shipment Schedule and Section 2.3(a).

ARTICLE XII.INSPECTION

6.1                                                                           Seller shall at its own expense, arrange for inspection of any shipment of Potash sold under this Supply Agreement at the port of shipment to verify the quality of the Potash in the shipment prior to loading the same onto the vessel (“Pre-loading Inspection”) and shall produce for the Buyer a report or certificate from an independent internationally accepted third party laboratory confirming that the Potash sold conforms in all respects to the Specifications.  Seller shall at its own expense, arrange for inspection of any shipment of Potash sold under this Supply Agreement at the port of shipment by draft survey to verify the quantity of the Potash delivered conforms with the quantity ordered in the relevant Sales Agreement, subject to a variation of plus or minus 10% (“Volume Inspection”).  The Buyer may, at its sole discretion and its own cost, conduct its own Pre-loading Inspection and Volume Inspection.

6.2                                                                           The Seller warrants and represents that all Potash sold by Seller under this Supply Agreement shall meet the Specifications and all orders delivered by the Seller shall conform to the quality and quantity (in terms of weight and volume) stated in the Sales Agreement to which the delivery relates.

(a)                                  If, upon the Pre-loading Inspection, the Potash fails to conform to Specifications (the “Pre-Shipping Defective Potash”), Buyer shall be entitled to reject the Pre-Shipping Defective Potash by delivering to the Seller a written notice of rejection within five (5) Business Days after the inspection reports mentioned above have been completed and received by the Buyer.

(b)                                 Any shipment of Potash which is not rejected as a result of the Pre-loading Inspection shall be inspected again at Buyer’s cost to confirm that it meets the state or national standards of Potash in the PRC (GB6549-2011) (“Arrival Inspection”), by the PRC Exit-Entry Inspection and Quarantine Bureau which has jurisdiction over the port of arrival, at the port of arrival (the “Inspection Bureau”).  If the shipment of Potash fails to pass the Arrival Inspection, the

Buyer shall be entitled to reject the shipment of Potash by delivering to the Seller a written notice of rejection within five (5) Business Days after the Inspection Bureau has provided a report of the results of such Arrival Inspection to the Buyer, provided that the Seller shall not be responsible for any quality defects or deterioration which are proven to be caused by the carrier in which case, the Buyer will not be responsible for the carrier.

(c)                                  If the Buyer rejects any shipment of Potash as a result of the Pre-loading Inspection, a Shortfall (as hereinafter defined), or the Arrival Inspection, risk of loss for the rejected shipment shall remain with or revert to the Seller (as the case may be) upon the delivery of the rejection notice.  Where the Buyer has rejected any shipment, the Seller shall within 10 Business Days of the receipt of the rejection notice refund to the Buyer the amount paid for the shipment in full and Seller shall further be solely liable for the costs of the storage and return of the shipment and shall hold the Buyer harmless against any costs and expenses of storage, transportation, insurance taxes, duties and other charges and expenses relating to the rejected shipment and its return to the Seller including but not limited to any additional demurrage charges, import or freight and shipping expenses and other related costs. Title to the rejected shipment shall revert to the Seller only after a full refund of the price paid for such shipment by the Buyer and full payment of all costs and expenses incurred by the Buyer in respect of the rejected shipment has been received by the Buyer.  If the Buyer fails to deliver the rejection notice as aforesaid, it shall be deemed to have accepted the Potash so delivered and shall have no further claim to damages for failure to conform to the Specifications or the quantity set forth in the Sales Agreement.

(d)                                 If Buyer rejects any shipment delivered and issues the rejection notice as required under Section 6.2(a) for failure to pass the Pre-loading Inspection or 6.2(b) for failure to pass the Arrival Inspection or for a Shortfall and needs to acquire Potash on the spot market to cover its obligations to its customers, then in addition to any other recovery the Buyer may have against the Seller, the Buyer shall be entitled to recover from the Seller all damages incurred by the Buyer, including (a) the amount by which the price which Buyer had to pay on the spot mark for the replacement Potash exceeds that price which the Buyer would have paid had the shipment been conforming; and (b) the cost of shipping the replacement Potash from where the replacement Potash was purchased to the port of arrival stated in the Sales Agreement for the rejected Potash including but not limited to storage, transportation, insurance taxes, duties and other charges and expenses relating to the rejected shipment and its return to the Seller including but not limited to any additional demurrage charges, import or freight and shipping expenses and other related costs.

(e)                                  If upon Volume Inspection, the Potash delivered is found to be less than the amount ordered in the relevant Sales Agreement by more than 10% (such difference being hereinafter referred to as the “Shortfall”), the Buyer may, at its sole election accept or reject the shipment.  If the Buyer elects to accept the shipment, it shall only be responsible to pay for the amount of Potash actually Delivered and not for the Shortfall and the Seller shall, as soon as practicable but no later than 30 days from the completion of the Volume Inspection (the “Completion Date”), at its sole cost and expense, ship to the Buyer at a port of arrival to be designated by the Buyer an amount of Potash which is equals the Shortfall.  In addition thereto, the Seller shall be liable to the Buyer for all loss, costs, damages and expenses incurred by the Buyer as a result of such Shortall, including but not limited to (a) the amount by which the price which Buyer had to pay for the Shortfall on the spot mark exceeds that price which the Buyer would have paid for the Shortfall under the terms of this Agreement; and (b) any costs and expenses relating to the Buyer having to acquire the Shortfall on the spot market after the Completion Date including but not limited to transportation, insurance, taxes, duties and other charges and expenses relating to the Shortfall, any additional demurrage charges, import or freight and shipping expenses and other related costs.

(f)                                    If upon Volume Inspection, the Potash delivered is found to exceed the amount order in the relevant Sales Agreement by more than 10% (such difference being hereinafter referred to as the “Excess”), the Buyer may, at its sole discretion, accept or reject the Excess.

ARTICLE XIII.TERMINATION

7.1                      The initial term of this Supply Agreement will commence on the date hereof and end on the last day of the 10th Year following the Initial Production Date unless sooner terminated in accordance with this Section 7 (the “Term”). The Term may be extended by written agreement of the Parties at any time prior to the expiration of the Term or any renewal term. If not extended, this Supply Agreement shall expire at the end of the Term.

7.2                      This Supply Agreement may be terminated:

(a)        by either Party (the “Non-Breaching Party”) at any time, by written notice, in the event:

of a material breach by the other Party (“Breaching Party”) which breach, if capable of being remedied, is not so remedied within 60 days after the Non-Breaching  Party giving notice of such breach to the Breaching Party;

ARTICLE XIV.of insolvency of the other Party;

ARTICLE XV.of the filing of a voluntary petition in bankruptcy of the other Party;

ARTICLE XVI.of the making of an assignment for the benefit of creditors by the other Party, excluding assignments of accounts receivable;

ARTICLE XVII.of the inability of the other Party to pay its debts as they come due;

ARTICLE XVIII.the other Party has a receiver or other custodian of any kind appointed to administer any substantial amount of the other Party’s property;

ARTICLE XIX.of the filing of an involuntary petition in bankruptcy with respect to the other Party that is not dismissed within 60 days of filing;

ARTICLE XX.the other Party makes a proposal in writing to its creditors generally to compromise its debts or the institution of civil proceedings for that purpose;

ARTICLE XXI.of the discontinuation by the other Party of its business; or

(a)           by Buyer, by written notice, in the event that, the Seller closes the Project or substantially discontinues mining and extraction operations at the Project for a period of six (6) consecutive months, or

(b)           by Buyer, by written notice if the Initial Production Date does not occur on or before the Long Stop Date.

7.3                         If at any time during the Term or any extended term, there is:

any of the following with respect to the Buyer:

a change in the identity of the majority shareholder of the Buyer; or

ARTICLE XXII. a substantial change in the members of board of directors of the Buyer; or

(a)           any of the following with respect to the Seller:

by a transaction or series of transactions, any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the combined voting power of Seller’s then outstanding securities (provided such person or group was not a beneficial owner of more than 35% of the combined voting power of the Seller’s then outstanding securities as of the date hereof);

ARTICLE XXIII.as a result of any merger, consolidation, combination or sale or issuance of securities of Seller, or as a result of or in connection with a contested election of directors, the persons who were directors of Seller as of the date hereof cease to constitute a majority of the Board of Directors of the Seller (the “Board”); or

ARTICLE XXIV.by a transaction or series of transactions, the authority of the Board over any activities of Seller becomes subject to the consent, agreement or cooperation of a third party other than shareholders of Seller;

(each of (a) and (b), being a “Change of Control”),

ARTICLE XXV.the Party experiencing the Change of Control (“Changing Party”) shall within 15 Business Days of the occurrence of such Change of Control, notify the other Party (the “Non-changing Party”) of the Change of Control in writing (“Change Notice”).  The Non-changing

Party shall be entitled to terminate this Supply Agreement without having to provide any reason therefore.

7.4                         Unless notified otherwise by Buyer, upon a termination of this Supply Agreement, Seller will fulfill the outstanding orders for Potash in all Sales Agreements which have been submitted by Buyer and signed by the Seller. Buyer will accept and pay for all Potash Delivered pursuant to such Sales Agreements. Termination will be without prejudice to the rights and obligations of the Parties which have accrued prior to the effective date of termination.  Sections 1, 6, 8, 12, 14, 15, 17, 24 and 25 hereof will survive the expiration or termination of this Supply Agreement.

ARTICLE XXVI.INDEMNITY

8.1           Each Party will at all times defend, indemnify, protect and hold harmless the other Party’s directors, officers, agents, employees, participants and assigns, from and against any and all claims, losses, liabilities, damages, demands, fines, penalties, administrative and judicial proceedings and orders, judgments, remedial action, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including without limitation reasonable attorneys’ fees) (collectively, the “Losses”), arising in whole or in part out of the negligent performance of any obligations of the indemnifying Party under this Supply Agreement; provided however, that a Party will not be required to indemnify any indemnified Person for any Losses to the extent resulting from the misconduct or gross negligence of such indemnified Person.

ARTICLE XXVII.REPRESENTATIONS AND WARRANTIES

9.1                         Seller warrants, represents and covenants as follows:

(a)           it is duly incorporated or formed, validly existing and in good standing in its jurisdiction of incorporation or formation and holds all material licenses and permits necessary to carry on business as presently conducted;

(b)           it has full power and authority to enter into this Supply Agreement and any Sales Agreement and to consummate the transactions contemplated hereby and thereby;

(c)           its entry into this Supply Agreement, and its performance hereunder and under the Sales Agreements, do not and with the passage of time will not result in any breach of any contract, arrangement or obligation to which it is a party;

(d)           it will perform its obligations hereunder, including without limitation, the mining, extraction, processing and production of Potash, the sale and delivery of Potash in material compliance with all applicable local, state, federal and international standards, codes, laws, rules and regulations, including without limitation, those related to safety, health, product and environment;

(e)           the Potash to be furnished hereunder and under any Sales Agreement shall meet the Specifications in terms of quality, operating conditions and performance requirements and the quantities set forth in each Sales Agreement;

(f)            the Potash furnished under all Sales Agreements shall be merchantable, shall be free from defects, and shall be fit and sufficient for the particular purpose of Buyer; and

(g)           it has good and marketable title to the Potash furnished under any Sales Agreement and there are no liens, claims or encumbrances of any kind whatsoever against the same other than any liens held by the Project’s project finance lenders that will be released with respect to Potash ordered hereunder upon delivery of such Potash to Buyer;

(h)           the Potash furnished hereunder will not violate, infringe or misappropriate the rights of any third parties.

9.2                         Buyer warrants, represents and covenants as follows:

(i)            it is duly incorporated, validly existing and in good standing in its jurisdiction of incorporation;

(j)            it has full power and authority to enter into this Supply Agreement and any Sales Agreement and to consummate the transactions contemplated hereby and thereby; and

(k)           its entry into this Supply Agreement, and its performance hereunder and under the Sales Agreements, do not and with the passage of time will not result in any breach of any contract, arrangement or obligation to which it is a party.

9.3                         The warranties herein contained are not to be deemed exclusive, and each of Buyer and Seller shall be entitled to all other warranties and remedies available to it at law or in equity.

9.4                         Each Party shall defend, indemnify and hold the other Party harmless from and against any costs or expenses of whatever nature, including any fine or penalty, or punishment or any adverse or negative treatments arising from a breach of warranties.

ARTICLE XXVIII.FORCE MAJEURE

10.1                       No Party will be liable to the other for default or delay in the performance of its obligations hereunder or under a Sales Agreement when and to the extent that such default or delay is caused by order, injunction or stay entered by any court with valid jurisdiction, war, order, moratorium or edict imposed by a government authority, civil commotion, strike, labor dispute, storm, earthquake, explosion, insurrection, epidemic or quarantine restriction, fire, flood, act of God or any other similar contingency (a) beyond the reasonable control of, (b) that are without the fault or negligence of, and (c) that cannot be avoided, overcome or prevented by the reasonable foresight, planning or implementation of a Party (the occurrence of any of the foregoing will be an “Event of Force Majeure”).  The occurrence of an Event of Force Majeure will not terminate this Supply Agreement, absent the written consent of the Parties hereto otherwise; provided, however, that Buyer may, at its option, terminate this Supply Agreement if an Event of Force Majeure prevents, or Buyer reasonably anticipates that it will prevent, Seller from meeting its obligations in whole or in substantial part under this Supply Agreement for more than 120 consecutive calendar days during the Term. The Party that encounters any Event of Force Majeure shall notify the other Party of the conditions of such event within 48 hours following the occurrence of such event and shall within 30 calendar days and provide to the other Party any and all details of such event and valid certifying documents. Both Seller and Buyer will use their commercially reasonable best efforts to avoid the occurrence and remove the causes of an Event of Force Majeure and to continue performance of their respective obligations hereunder promptly following the removal of such causes.  In the event that an Event of Force Majeure prevents a Party from meeting its obligations hereunder or under a Sales Agreement in part, but not in whole, the Parties hereto will use their best efforts to equitably adjust the Parties’ respective obligations hereunder consistent with and in furtherance of the purposes hereof.

ARTICLE XXIX.INSURANCE

11.1                       As of the Initial Production Date, Seller will, at its sole cost and expense, obtain and maintain from a reputable insurance company, adequate and suitable general and public liability insurance coverage covering all claims (including without limitation, personal injury and products liability claims) by third parties (including without limitation, governmental and political bodies, agencies and other regulatory authorities) allegedly caused by or resulting from the performance or breach of Seller’s obligations hereunder, and such coverage will be reasonably satisfactory to Buyer.

ARTICLE XXX.TERMS OF PAYMENT

12.1                       As security for the payment of Potash to be purchased by the Buyer under this Supply Agreement and any Sales Agreement, the Buyer shall arrange for irrevocable documentary letters of credit under the UCP 600 from one or more banks (“LC’s”) in the an aggregate amount equal to the price of the Annual Minimum Amount for the relevant Year calculated in accordance with China Optimum Granular Price and the China Optimum Standard Price (less the General Discount and the General Discount) as set the then current and applicable Report. The LCs shall be arranged during the months of May and June each year for the upcoming Year except that the LCs for the first Year shall be issued within 60 days after the Initial Production Date and shall be for an Annual Minimum Amount which is prorated from the Initial Production Date to the next 30th day of  June; provided that Seller shall not be obligated to ship any Potash until the initial LC shall have been issued.  Such LCs will:

(a)           state Seller, as the beneficiary;

(b)           state its expiry date which shall not be prior to the end of the applicable Year;

(c)           be sight payment against the documents specified in Section 12.2;

(d)           be issued by one or more Chinese banks acceptable to Seller in its reasonable discretion (the “Issuers”);

(e)           be used, on a declining balance basis, to settle the value of each and every shipment of Potash made by the Seller which conform to the Specifications and which are not rejected by the Buyer during a one Year period in accordance with the terms of the Supply Agreement and the Sales Agreements, in United States dollars;

(f)            provide that it is subject to the International Chamber of Commerce (“ICC”) Uniform Customs and Practice for Documentary Credits, 2007 Revision, ICC Publication No. 600; and

(g)           Seller shall accept any amendments to the LCs that are in accordance with a Sales Agreement.

12.2                       The Parties agree that the documents to be presented for sight payment of any LCs shall include only:

(h)           full set of clean on board ocean bill of lading;

(i)            tally sheet, the quantity stated in the tally sheet shall conform to that in bill of lading;

(j)            commercial invoice;

(k)           load sheet;

(l)            quality certificate issued by an independent surveyor retained by the Seller which quality certificate shall confirm that quality of the shipment inspected conforms to that in the bill of lading and the applicable Sales Agreement;

(m)          quantity/weight certificate issued by an independent surveyor retained by the Seller which quantity/weight certificate shall confirm that the quantity/weight of the shipment inspected as determined by draft survey conforms to that in the bill of lading and the applicable Sales Agreement;

(n)           documentary proof that the Seller has obtained the insurance required under Section ARTICLE XXIX; and

(o)           certificate of origin for the shipment issued by the US Chamber of Commerce; and

(p)           any other documents reasonably requested by Buyer or any Issuer that are customary for transactions conducted upon INCOTERMS 2010 similar to those contemplated by this Supply Agreement.

12.3                       If the Buyer purchases more than the Annual Minimum Amount during any Year and has exhausted the LCs provided for the relevant Year, the Buyer shall arrange for payment of all orders of Potash in excess of the Annual Minimum Amount by way of documentary letters for credit for each Sales Agreement.

ARTICLE XXXI.CONFLICT BETWEEN SUPPLY AGREEMENT AND SALES AGREEMENT

13.1                       In the event of a conflict between this Supply Agreement and the Sales Agreement executed in accordance with this Supply Agreement, the provisions of this Supply Agreement shall prevail over the conflicting terms of the Sales Agreement for all instances, provided that the terms of a duly executed Sales Agreement shall prevail where there is a conflict pertaining to the applicable names, specifications, quantity, quality, delivery date, price, payment terms, transportation details (including any transportation fee) and any applicable trade terms. It is expressly understood and agreed that no provisions of any delivery tickets, invoices, confirmation of purchase order or other instruments used and provided by Seller shall supersede the provisions of this Supply Agreement or any Sales Agreement.

ARTICLE XXXII.WAIVER

14.1                       The failure of any Party hereto to enforce at any time any of the provisions of this Supply Agreement will in no way be construed to constitute a waiver of any such provision nor in any way to affect the validity of this Supply Agreement or any part hereof, including the right of any Party thereafter to enforce each and every provision.  The waiver by any Party to this Supply Agreement of any breach or violation of any provision of this Supply Agreement by the other Party hereto will not operate or be construed to be a waiver of any subsequent breach or violation thereof.

ARTICLE XXXIII.NOTICES

15.1                       All notices and other communications hereunder will be effective if in writing and delivered in person or by overnight courier, or sent by facsimile transmission both in English and Chinese, as follows (or at such other address for a party as will be specified by like notice):

If to Buyer:

Jiuhe Company Limited

NO. 279 Wuhou Avenue Shuangnan, Chengdu, Sichuan Province,

610043, PRC

Attention:           Chairman

Facsimile:           (86-28)85056000

If to Seller:

American West Potash LLC

c/o Prospect Global Resources Inc.

1621 18th Street, Suite 260

Denver CO 80202 USA

Attention:           Chief Financial Officer

Facsimile:           (303) 990-8440

With a copy to:                    Brownstein Hyatt Farber Schreck, LLP

410 17th Street, Suite 2200

Denver CO 80202 USA

Attention:           Jeffrey Knetsch

Facsimile:           (303) 223-1111

15.2                       All such notices and other communications will be effective when received. Any notice hereof shall be deemed as duly received at the following time:

(a)           delivered by overnight courier, at the time delivered to the receiving Party’s address under Section 15.1;

(b)           if delivered by facsimile transmission, at the time of confirmation of transmission.

15.3                      Either of the Parties may change any of its communication information in Section 15.1 by a written notice to the other Party. The new communication information specified in the written notice shall become effective on the follow date:

(c)           the effective date designated in the notice; or

(d)           the 10th day after the notice is sent, in the event that no effective date is designated.

ARTICLE XXXIV.ASSIGNMENT

16.1         This Supply Agreement will be binding upon, enure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties hereto.  This Supply Agreement may not be assigned or otherwise transferred by Buyer or Seller without the prior written consent of the other Party; except that Buyer may, without the consent of Seller, assign its rights and obligations under this Supply Agreement to an Affiliate of Buyer.   Any assignment made by any Party will not relieve the assignor of any of its obligations arising pursuant to this Supply Agreement without the prior written consent of the other Party.

ARTICLE XXXV.CONFIDENTIALITY

17.1                        It is acknowledged and agreed that during the Term each of Buyer and Seller will receive, or will be in a position to become acquainted with, certain of each other’s confidential, privileged and proprietary information, including without limitation, documents which are marked confidential, proprietary or privileged or bear a similar mark of like import; excluding, however, any information:

(a)           which is or becomes available to the public through no act, omission or fault of, and absent any breach of a covenant or obligation hereunder by, the party whose obligation it is to keep such information confidential;

(b)           which the Party whose obligation it is to keep such information confidential may have received lawfully from any third party without restrictions as to disclosure thereof and without breach of this Supply Agreement; or

(c)           which was developed by the Party whose obligation it is to keep such information confidential without (as established by documentation or by other appropriate evidence) the use of the other Party’s Confidential Information or any breach of this Supply Agreement or any other agreement,

(each Parties’ respective confidential, privileged and proprietary information is referred to herein as such Party’s “Confidential Information”). Seller agrees that the Confidential Information of Buyer, and Buyer agrees that the Confidential Information of Seller, is an integral and key part of the assets of each respective entity and that the unauthorized use or disclosure of the other Party’s Confidential Information would seriously damage the owner thereof in its business.  As a consequence of the above, Seller and Buyer hereby agree that, during the Term and thereafter:

17.2                        Until the second anniversary of the expiration or earlier termination of the Supply Agreement, Seller and Buyer will not, directly or indirectly:

use any of the other Party’s Confidential Information, except as may be necessary to perform its obligations hereunder; or

(d)           disclose, furnish or make accessible, or cause any Person to disclose, furnish or make accessible, any aspect of the other Party’s Confidential Information to any Person (other than the other Party), except, in either case (a) or (b), as may be expressly authorized by the other Party in writing or as required by law or regulatory authorities having jurisdiction over a Party, or pursuant to a court order; provided, however, that prior to any such compelled disclosure, the Party whose obligation it is to keep such information confidential will have given the other Party notice of the circumstances relating to such compelled disclosure and an opportunity to seek an appropriate protective order with respect thereto.

17.3                        Except as required by law or regulatory authorities having jurisdiction over a Party or pursuant to a court order:

Seller and Buyer will each use no less than the care a reasonably prudent Person would use in safeguarding its own Confidential Information;

(e)           Seller and Buyer will each limit access to the other Party’s Confidential Information to its employees who require access to such Confidential Information for the purposes of performing its obligations hereunder and who have agreed in writing to be bound by the terms of this Section 17; and

(f)            Seller and Buyer will each refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidential, privileged or proprietary nature of the other Party’s Confidential Information.

(g)           Seller and Buyer will each comply with reasonable requests made by the other from time to time regarding the protection of the confidential, privileged and proprietary nature of the other Party’s Confidential Information.  Upon the written request of either Party, the other Party will confirm to the requesting Party the destruction of all tangible forms of the requesting Party’s Confidential Information, including any and all copies thereof.

17.4                       For purposes of this Section 17 only, the term “Seller” will include all Affiliates of Seller, and the term “Buyer” will include all Affiliates of Buyer.  Nothing in this Section 17 will operate to prevent a Party from disclosing such information as is required by securities laws, rules or policies.

ARTICLE XXXVI.RELATIONSHIP OF THE PARTIES

18.1                     It is understood that each Party hereto is conducting business as a separate and distinct legal entity.  Under no circumstances shall either Party, its agents or employees be considered agents, partners, representatives or employees of the other Party hereto.  Neither Party will have the right to act as the legal representative of the other Party or to bind such other Party in any respect whatsoever or to incur any debts or liability in the name of or on behalf of such other Party.  This Supply Agreement creates no relationships of joint venturers, partners, associates or principal and agent between the Parties thereto.

ARTICLE XXXVII.SEVERABILITY

19.1                     The terms and conditions of this Supply Agreement are hereby deemed by the Parties to be severable, and the invalidity or unenforceability of any one or more of the provisions of this Supply Agreement will not affect the validity and enforceability of the other provisions hereof.

ARTICLE XXXVIII.TAXES AND EXPENSES

20.1                     Except as expressly provided herein, each Party will be responsible for payment of all taxes, if any, imposed upon it by applicable law in connection with this Supply Agreement.  Each Party will pay all of its own administrative expenses, including, without limitation, the fees and expenses of its counsel and other agents, incident to the preparation and implementation of this Supply Agreement.

ARTICLE XXXIX.COUNTERPARTS; FACSIMILE

21.1                     This Supply Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement.  This Supply Agreement may be executed by facsimile.

ARTICLE XL.ENTIRE AGREEMENT; AMENDMENT

22.1                     This Supply Agreement, including the attached schedules which are hereby incorporated herein by this reference, will supersede and cancel all prior agreements and understandings between the Parties relating to the subject matter hereof and, together with the Sales Agreements, will set forth the Parties’ entire understanding with respect to the subject matter hereof.  In that this Supply Agreement was prepared as a result of negotiation and mutual agreement between the Parties hereto, neither this Supply Agreement nor any provision hereof will be construed against either Party hereto as the Party who prepared this Supply Agreement or any such provision.  No amendment, modification or addition to this Supply Agreement will be effective unless in writing and properly executed by both Parties.

22.2                     The parties acknowledge and agree that this Supply Agreement was entered into on the basis of the negotiations and pricing mechanisms which are determined by major international suppliers such as Canpotex and major purchasers of Potash in the PRC. If, during the Term or any extend Term of this Supply Agreement, there are material changes in the procedures and mechanics for determining the pricing and other terms of the sale and purchase of Potash by PRC purchasers, the Parties undertake and covenant to use their respective commercially reasonable efforts to engage in good faith discussions in order to determine if any material change in such terms should be reflected in an amendment to this Supply Agreement.

ARTICLE XLI.CONSTRUCTION, GOVERNING LAW AND DISPUTE RESOLUTION

23.1         This Supply Agreement will be governed by and interpreted pursuant to the laws of Hong Kong, without giving effect to any of the provisions thereof that would require the application of the substantive laws of any other jurisdiction.

23.2         In the event that any dispute in relation to the interpretation or performance of this Supply Agreement arises, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the Parties are unable or fail to solve such dispute by friendly consultation within 30 days after the dispute arises, each Party has right to submit the dispute to arbitration in Hong Kong, administered by the Hong Kong International Arbitration Centre (“HKIAC”), in accordance with the arbitration rules of HKIAC as then in effect. The arbitration tribunal shall consist of one arbitrator if the Parties agree to the selection of a sole arbitrator within ten days after the dispute is presented for arbitration. If the Parties do not so agree to the selection of a sole arbitrator within that period, the arbitral tribunal shall consist of three members, with the claimant and respondent each appointing one arbitrator, and with the party-appointed arbitrators selecting the third arbitrator within 15 days after their appointment, who will act as chairperson of the arbitral tribunal. The arbitrators appointed or selected pursuant to this

Section 23.2 shall be qualified by training, education, and experience to rule on the issues presented. The language of the arbitration shall be English. The award shall be in writing and shall state the reasoning on which the award rests. The award shall be final, binding and enforceable in any court of competent jurisdiction where either Party has assets or business. The cost and expenses of the arbitration, shall be borne by the losing party to the arbitration, provided that each Party shall bear its own solicitors/legal counsel’s costs.

23.3                     The Parties will provide to the arbitrators all information pertaining to the dispute that the arbitrators may request, provided that all information supplied by a Party will be deemed to be confidential, and the arbitrators and other participants in the dispute will protect such information from disclosure to the same extent as provided in Section 17 hereof.  Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.  The arbitrators will not award any consequential, incidental, indirect, special, punitive or exemplary damages hereunder or in connection herewith.

ARTICLE XLII.LIMITATION OF LIABILITY

24.1                     Under no circumstances will seller or buyer be liable for consequential, incidental, indirect, special, punitive or exemplary damages under this supply agreement or in connection herewith.

ARTICLE XLIII.THIRD PARTY BENEFICIARIES

25.1                     Nothing in this Supply Agreement, expressed or implied, is intended or will be construed to confer upon or give to any other Person, other than the Parties hereto and their successors and permitted assigns, any rights, remedies or other benefits under or by reason of this Supply Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Buyer and Seller have duly executed this Supply Agreement as of the date first above written.

SELLER

Prospect Global Resources Inc.

By:	/s/ Devon D. Archer
Devon D. Archer
Director

American West Potash LLC

By:	/s/ Devon D. Archer
Devon D. Archer
Director

BUYER

Sichuan Chemical Industry Holding (Group) Co., Ltd

By:	/s/ Zhao, Yongqing
Zhao, Yongqing
Authorized Representative

SCHEDULE “A”

Sample Sales Agreement

This Sales Agreement (this “Agreement”) is made on                                   ,                            and is subject to the terms of the Supply Agreement dated as of                             , 2012 between Seller and Buyer (the “Supply Agreement”).

Seller:

One of Prospect Global Resources Inc. and

American West Potash LLC or its nominee (collectively the “Seller”)

Buyer:

Sichuan Chemical Industry Holding (Group) Co., Ltd or its nominee (the “Buyer”)

THE PARTIES AGREE AS FOLLOWS:

(a)            Name of Commodity: Muriate of Potash in bulk

(b)           Quantity of Potash:                    tonnes. The Seller shall provide 0.6% of the total quantity for free to The Buyer as a loading and discharging tolerance. (the “Shipment”)

(c)           Type and grade of Potash (Granular or Standard):                                     (The “Potash”)

(d)           Unit Price: USD                       ( per tonne )

(e)            Total amount: USD                     (the “Purchase Price”)

(f)            Port of Shipment:                                                     (the “Port of Shipment”)

(g)           Expected delivery: from       (date)       (month)         (year) to       (date)       (month)         (year). (the “Expected Delivery Period”)

All capitalized terms used in this Agreement shall have the same meaning they are given in the Supply Agreement unless otherwise defined herein.

All terms and conditions in the Supply Agreement which are applicable to the Sales Agreements and the delivery of any Shipment shall apply to this Agreement.

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1.                                      DELIVERY

1.1           Title and risk of loss of the Shipment shall pass from Seller to Buyer when the Shipment is loaded onboard ship.

1.2           Seller shall deliver the Shipment during the Expected Delivery Period.  In the event the Seller becomes aware that it will not be able to deliver the Shipment to the Port of Shipment during the Expected Delivery Period, Seller shall not less than five (5) Business Days prior to the earliest day during the Expected Delivery Period, notify the Buyer in writing (“Delay Notice”) of such delay and prose a revised delivery date which shall be no later than 10 days after the latest date during Expected Delivery Period.  If the Buyer accepts this revised delivery date, the same shall become the “Delayed Expected Delivery Date”.  If the Buyer cannot accept the revised delivery date, the Buyer shall have the right to fix a revised delivery date which shall become the Delayed Expected Delivery Date; provided that the Seller pay to the Buyer any and all costs, expenses, loss and damage arising and accruing to the Buyer as a result of the delay

1.3           Delivery of the Shipment on the Delayed Expected Delivery Date (pursuant to a Delay Notice and subject to the Shipment passing inspection), shall constitute good Delivery under this the Supply Agreement and this Agreement.

1.4.          If the Seller does not issue a Delay Notice and fails to deliver the Shipment during the Expected Delivery Period or having issued the Delayed notice, fail to deliver the Shipment on or before the Delayed Expected Delivery Date, the Buyer shall be entitled to terminate this Agreement on the last day of the Expected Delivery Period or on the Delayed Expected Delivery Date, as the case may be, by forwarding a written notice of termination to the Seller and the Seller shall (in addition to any loss, costs or damage recoverable by the Buyer as a result of any delay) pay and indemnity the Buyer for all costs, expenses, loss and damage arising and accruing to the Buyer as a result of the termination.

Provided that, in either case, where this Agreement is terminated, the amount of Potash in the Shipment shall be counted in determining whether the Buyer achieved the Annual Minimum Amount.

If Buyer terminates this Agreement and needs to acquire Potash on the spot market to cover its obligations to its customers, the Buyer shall be entitled to recover from the Seller all damages incurred by the Buyer, including: (a) the amount by which the price which Buyer had to pay on the spot mark for the replacement Potash exceeds that price which the Buyer would have paid had the shipment been conforming; and (b) the cost of shipping the replacement Potash from where the replacement Potash was purchased to the port of arrival for the rejected Potash including but not limited to storage, transportation, insurance taxes, duties and other charges and expenses relating to the rejected shipment and its return to the Seller including but not limited to any additional demurrage charges, import or freight and shipping expenses and other related costs.

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1.5           If delivery of the Shipment is made during the Expected Delivery Date or on the Delayed Expected Delivery Date but the vessel designated by the Buyer to transport the Potash has not arrived at the Port of Shipment, the Shipment will be stored at the facilities available at the Port of Shipment at the Buyer’s sole cost and expense.

2                                         GENERAL

2.1           This Agreement will remain valid and existing and will not be annulled, amended or modified in any respect or terminated except by mutual consent in writing of Seller and Buyer or as provided in this Agreement. A right or obligation of either party under this Agreement may only be waived in writing and signed by both parties.

2.2           If the day on which or by which a person must do something under this Agreement is not a Business Day, the person must do it the next Business Day.

2.3           Any right that Buyer or Seller may have under this Agreement is in addition to, and does not replace or limit, any other right that Buyer or Seller may have.

2.4           Any provision in this Agreement which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this Agreement enforceable, unless this would materially change the intended effect of this Agreement.

2.5           Buyer assumes full liability and responsibility for the Potash supplied by the Seller under this Agreement after Delivery of the same on board the shipping vessel at the Port of Shipment and has full liability and responsibility for compliance with PRC laws and regulations governing the unloading, discharge, storage, and handling of Potash supplied by Seller under this Agreement from the Delivery of such Potash on board the shipping vessel at the Port of Shipping and agrees to hold Seller harmless against any claim, demand or cause of action for personal injury or property damage arising from or attributable to the shipping, unloading discharge, storage, and handling thereof. Seller assumes no liability for failure of discharge or unloading implements or materials used by Buyer, whether or not supplied by Seller.

2.6           Seller assumes full liability and responsibility for compliance with US federal, state or local laws and regulations and PRC laws and regulations governing Potash production, environmental protection, production safety, product quality, intellectual property, or loading, shipment, delivery, transport, storage, and handling of Potash supplied by Seller under this Agreement on board the shipping vessel at the Port of Shipment and agrees to hold Buyer harmless against any claim, demand or cause of action for personal injury or property damage arising therefrom or attributable thereto.

2.7           As Seller shall have no control over Buyer’s (or others’) use disposition, subsequent processing, admixture, or reaction of the Potash sold hereunder with other products, chemicals or materials after Delivery of such Potash on board the shipping vessel at the Port of Shipment, Buyer assumes the entire responsibility therefore, and agrees to hold Seller harmless from any claim, demand, or cause of action (by Buyer or others) arising therefrom.

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2.8           This Agreement will bind and inure to the benefit of the permitted successors and assigns of the respective Parties here to.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BUYER

Sichuan Chemical Industry Holding (Group) Co., Ltd

By:
Name:
Title:

SELLER

American West Potash LLC

By:
Name:
Title:

Prospect Global Resources Inc.

By:
Name:
Title:

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Schedule B

Specifications

	Standard Potash	Granular Potash

K2O content	60 PCT minimum	60 PCT minimum
Moisture	0.5 PCT maximum	0.5 PCT maximum
Screen Size	More than 0.85 mm: 5% max, more than 0.3 mm: 50% max, more than 0.15 mm: 75% max, more than 0.075 mm: 85%max, and less than 0.075mm: 15% max	More than 4 mm: 5% max, 1-4 mm: 90% min,and less than 1 mm: 5% max
Color	White	Pink